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                                                                    EXHIBIT 99.1



    VIALINK CEO STEPS DOWN, OUTSIDE DIRECTOR WARREN JONES BECOMES INTERIM CEO

DALLAS, TEXAS - SEPTEMBER 5, 2001 - The viaLink Company (Nasdaq: VLNK) today announced that Lewis B. "Bucky" Kilbourne has stepped down as chief executive officer but will remain as chairman of the board. Warren D. Jones, a retired partner with Pricewaterhouse Coopers LLP and an outside director of the company, will serve as the interim CEO and will be responsible for the day-to-day operations of the company.

Mr. Jones, 58, has served as a member of the viaLink board of directors, as chairman of the audit committee and as a member of the compensation committee since December 1999. Prior to that he spent 31 years at Pricewaterhouse Coopers where he served as managing partner in New Orleans and Pittsburgh, and most recently was responsible for risk management and compliance for the firm's Southwest region technology, telecommunications and entertainment clients. Mr. Jones has a BS degree in industrial and labor relations from Cornell University, and an MBA degree from Syracuse University.

The viaLink Company (Nasdaq: VLNK) is a leading supply chain management company providing business-to-business electronic commerce services that enable bricks and mortar companies to manage their highly complex supply chain information. viaLink's core service, syncLink(SM), allows manufacturers, wholesalers, distributors, sales agencies (food brokers), retailers and foodservice operators to communicate and synchronize item, price and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods. The viaLink Partner Package is a suite of advanced e-commerce services, which give trading partners visibility into product movement through the supply chain and enable more collaborative business processes. These services include clearLink(SM), promoLink(SM), honor check-in and sbtLink(SM). For more information, visit viaLink's website: www.vialink.com.

This release contains forward-looking statements that involve risks and uncertainties. The viaLink Company resembles a development stage company, which has commenced its planned operations but is only beginning to generate significant revenue. Risk factors affecting our business have been detailed in viaLink's filings with the Securities and Exchange Commission.